Exhibit 5.1

McGrath North Mullin & Kratz, PC LLO

1601 Dodge Street, Suite 3700

Omaha, Nebraska 68102

August 25, 2017

Condor Hospitality Trust, Inc.

4800 Montgomery Lane, Suite 220

Bethesda, MD 20814

Re:	Registration Statement on Form S-3 Filed by Condor Hospitality Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with: (a) the authorization of the possible issuance and sale from time to time, on a continuous or delayed basis, by the Company of up to $150,000,000 in initial aggregate offering price of: (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for shares of Common Stock; (iii) warrants to purchase shares of Common Stock and Preferred Stock or combination thereof (the “Warrants”); and (iv) units consisting of one or more of the securities described in clauses (i) through (iii) above (the “Units” and, together with the Common Stock, the Preferred Stock and the Warrants, the “Company Securities”); and (b) the resale by the selling stockholder of up to 480,770 shares of common stock, par value $0.01 per share, of the Company (the “Shares”); in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Company Securities and the Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.	The shares of Preferred Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

3.	The Warrants, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

4.	The Units, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

5.	The Shares have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Company Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Company Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Company Securities will have been established in accordance with the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof), the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and applicable law; (iv) the Company will issue and deliver the Company Securities in the manner contemplated by the Registration Statement and any Company Securities that consist of shares of capital stock will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock; (v) the resolutions authorizing the Company to issue, offer and sell the Company Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Company Securities are offered or sold by the Company; (vi) all Company Securities will be issued in compliance with applicable federal and state securities laws and (vii) the Warrant Agreement (as defined below), or Unit agreement will be governed by and construed in accordance with the laws of the State of Maryland and will constitute a valid and binding obligation of each party thereto other than the Company.

With respect to any Company Securities consisting of Preferred Stock, we have further assumed that the Company will issue and deliver the shares of the Preferred Stock being issued and delivered after either (i) the filing with the Secretary of State of the State of Maryland of a certificate of designation to the Articles of Incorporation or (ii) the adoption by the Company’s Board of Directors of a resolution or resolutions, in each case, in a form approved by us, establishing the designations, preferences and rights of the class or series of the Preferred Stock being issued and delivered.

With respect to any Company Securities consisting of Warrants, we have further assumed that: (i) the warrant agreement relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the “Warrant Agent”) will have been authorized, executed and delivered by the Company and the Warrant Agent and (ii) the Warrants will be authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement.

With respect to any Company Securities consisting of Units, we have further assumed that each component of such Unit will be authorized, validly issued, fully paid and nonassessable (to the extent applicable) and will constitute a valid and binding obligation of the Company or any third party (to the extent applicable) as contemplated by the Registration Statement and the applicable Unit agreement, if any

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Maryland as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McGrath North Mullin & Kratz, PC LLO